Exhibit 4.13

Swap Transaction

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between:

JPMORGAN CHASE BANK

(“JPMorgan”)

and

TSAKOS ENERGY NAVIGATION

(the “Counterparty”)

on the Trade Date and identified by the JPMorgan Deal Number specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the Master Agreement specified below, and supersedes any previous confirmation or other writing with respect to the transaction described below.

The definitions and provisions contained in the 2000 ISDA Definitions, incorporating the June 2000 version of the Annex (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of 18 June 1998, as amended and supplemented from time to time (the “Agreement”), between JPMORGAN CHASE BANK (“JPMorgan”) and TSAKOS ENERGY NAVIGATION (the “Counterparty”). All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

A.	TRANSACTION DETAILS:

JPMorgan Deal Number(s):	0500085001167

Notional Amount:	USD 50,000,000.00

Trade Date:	19 December 2002

Effective Date:	21 January 2003

Termination Date:	21 January 2008 subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Amounts:

Floating Rate Payer:	JPMorgan

Floating Rate Payer Payment Dates:	Each 21 July and 21 January, starting with 21 July 2003, to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention, and there will be an adjustment to the Calculation Period.

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	6 Month

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day in each Calculation Period

Compounding:	Inapplicable

Business Days:	Target Settlement Day

Floating Amounts:

Floating Rate Payer:	Counterparty

Floating Rate Payer Payment Dates:	Each 21 July and 21 January, starting with 21 July 2003, to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention, and there will be an adjustment to the Calculation Period.

Floating Rate Option:	See Additional Rate Formula

Designated Maturity:	6 Month

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day in each Calculation Period

Compounding:	Inapplicable

Business Days:	Target Settlement Day

Additional Rate Formula:

The Floating Rate payable shall be calculated in accordance with the following:

i)	If Index is equal to or less than the Knock-In Barrier Rate, then the Floating Rate for that Calculation Period shall be 4.00000 percent.

ii)	If Index is strictly greater than the Knock-In Barrier Rate and equal to or less than the Upper Barrier Rate, then the Floating Rate for that Calculation Period shall be the Index.

iii)	If Index is strictly greater than the Upper Barrier Rate, then the Floating Rate for that Calculation Period shall be the Upper Barrier Rate.

Where:

“Index”: shall mean USD-LIBOR-BBA with a Designated Maturity of 6 Months.

“Upper Barrier Rate”: 4.50000 percent

“Knock-In Barrier Rate”:

Calculation Period Start Date*:	Knock-In Barrier Rate:
21 January 2003	No Barrier
21 July 2003	No Barrier
21 January 2004	2.00000%
21 July 2004	2.00000%
21 January 2005	3.75000%
21 July 2005	3.75000%
21 January 2006	3.75000%
21 July 2006	3.75000%
21 January 2007	3.75000%
21 July 2007	3.75000%

*	dates are subject to adjustment in accordance with the Modified Following Business Day Convention.

B.	ACCOUNTS DETAILS:
Payments to JPMorgan in USD:	JPMORGAN CHASE NEW YORK
JPMORGAN CHASE BANK
BIC: CHASUS33XXX
AC No: 099997979

Payments to Counterparty in USD:	As per your standard settlement instructions.

C.	OFFICES

JPMorgan:	NEW YORK

Counterparty:	ATHENS

JPMorgan Securities Ltd. is acting solely as agent for JPMorgan and will have no obligation under this Transaction.

Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) the other party is not acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us or by sending to us a letter, telex or facsimile substantially similar to this letter, which letter, telex or facsimile sets forth the material terms of the Transaction to which this Confirmation relates and indicates agreement to those terms. When referring to this Confirmation, please indicate: JPMorgan Deal Number(s): 0500085001167.

On Behalf of JPMorgan Securities, Ltd.

As Agent for JPMorgan Chase Bank

/S/ STEPHEN HAGENBUCH

Name:

Title:

Accepted and confirmed as of the date

first written:

TSAKOS ENERGY NAVIGATION

/S/ D. JOHN STAVROPOULOS

Name:

Title:

Your reference number:

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